Exhibit 10.13

Execution Copy

WAFER FOUNDRY SERVICE AGREEMENT

between

Hynix Semiconductor Inc.

and

MagnaChip Semiconductor, Ltd.

October 6, 2004

/*****/ = Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

i

WAFER FOUNDRY SERVICE AGREEMENT

This WAFER FOUNDRY SERVICE AGREEMENT (this “Agreement”), dated as of October 6, 2004, is entered into by and between:

(1) Hynix Semiconductor Inc., a company organized and existing under the laws of the Republic of Korea (“Korea”) with its registered office at San-136-1, Ami-Ri, Bubal-Eub, Ichon-Si, Kyoungki-Do, Korea (the “Purchaser”); and

(2) MagnaChip Semiconductor, Ltd., a company organized and existing under the laws of Korea with its registered office at 1, Hyangjeong-Dong, Heungduk-Gu, Cheongju-Si, Chungcheongbuk-Do, Korea (“Supplier”) (each a “Party”, and collectively the “Parties”).

RECITALS

WHEREAS, the Parties have entered into a certain business transfer agreement dated June 12, 2004, as amended (the “BTA”) pursuant to which, among other things, the Supplier has agreed to acquire the Acquired Assets (as defined in the BTA) from the Purchaser subject to the terms and conditions set forth in the BTA;

WHEREAS, the Parties desire to enter into an agreement as contemplated by the BTA whereby the Supplier will provide certain foundry services to the Purchaser in accordance with the terms and conditions of this Agreement; and

WHEREAS, the execution and delivery of this Agreement is a condition to the Closing under the BTA.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

Article 1. Definitions

1.1.	Unless otherwise defined herein, all capitalized terms shall have the meanings set forth below:

“Actual Yield” shall have the meaning ascribed to such term in Section 8.1.

“Affiliate” shall have the meaning ascribed to such term in the BTA.

“Base Plan” shall have the meaning ascribed to such term in Section 2.1.

“BTA” shall have the meaning ascribed to such term in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in Seoul are authorized or obligated by relevant law to close.

“Closing” shall have the meaning ascribed to such term in the BTA.

“Closing Date” shall have the meaning ascribed to such term in the BTA.

“Confidential Information” shall have the meaning ascribed to such term in Section 13.1.

“C2 Building” shall have the meaning ascribed to such term in Article 4.

“Damages” shall have the meaning ascribed to such term in Section 11.1.

“Defective Products” shall have the meaning ascribed to such term in Article 6.

“Event of Force Majeure” shall have the meaning ascribed to such term in Article 16.

“Forecast” shall have the meaning ascribed to such term in Section 2.4.

“Foundry Designs” shall mean the circuit design or layout of the Products provided by the Purchaser to the Supplier for the manufacture and supply of the Products.

“Foundry Specifications” shall mean the specifications provided by the Purchaser to the Supplier for the manufacture and supply of the Products, which are set forth in Exhibit A attached hereto and which may be amended by mutual written agreement between the Parties. The Parties acknowledge and agree that Supplier cannot amend the Foundry Specifications without giving ninety (90)-day prior written notice to the Purchaser and obtaining Purchaser’s written consent to such amendment which may not be unreasonably withheld.

“Indemnified Party” shall have the meaning ascribed to such term in Section 11.1.

“Indemnifying Party” shall have the meaning ascribed to such term in Section 11.1.

“Intellectual Property” shall have the meaning ascribed to such term in the BTA.

“Invoice Date” shall have the meaning ascribed to such term in Article 7.

“Invoice Period” shall have the meaning ascribed to such term in Article 7.

“Licensed Materials” shall mean any and all Intellectual Property of the Purchaser or one or more Subsidiaries of the Purchaser, and/or third party Intellectual Property, which is necessary for the Supplier to provide the services which the Supplier is obligated to provide pursuant to the terms of this Agreement.

“Operating Day” shall mean any Business Day on which both Parties are operating its respective businesses.

“Potentially Defective Products” shall have the meaning ascribed to such term in Article 6.

“Products” shall mean certain fabricated wafers designed by the Purchaser and manufactured and supplied by the Supplier in accordance with the Foundry Specifications and Foundry Designs which are set forth in Exhibit B attached hereto, the prototypes of which have been qualified under the Purchaser’s test for mass-production. The Parties agree that the list of Products on Exhibit B may be amended from time to time by mutual written agreement between the Parties.

“Purchase Orders” shall have the meaning ascribed to such term in Section 3.1.

“RMA Policy” shall have the meaning ascribed to such term in Section 9.2.

“Run Sheet” shall have the meaning ascribed to such term in Section 5.1.

“Subsidiary” shall have the meaning ascribed to such term in the BTA.

“Supplier Inspection Criteria” shall have the meaning ascribed to such term in Section 5.1.

“Term” shall have the meaning ascribed to such term in Section 14.1.

“Unit Price” shall have the meaning ascribed to such term in Section 3.1.

1.2.	Rules of Interpretation.

(a)	When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)	Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)	The words “hereof”, “hereto”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and exhibit references are to the articles, sections, paragraphs and exhibits of this Agreement unless otherwise specified.

(d)	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)	A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h)	Headings are for convenience only and do not affect the interpretation of the provisions of this Agreement.

(i)	Any Exhibits attached hereto are incorporated herein by reference and shall be considered as a part of this Agreement.

Article 2. Base Plan and Forecasting

2.1.	During the Term of this Agreement, the Purchaser shall purchase from the Supplier, and the Supplier shall sell to the Purchaser, at a minimum, the quantities of the Products set forth in the base plan attached hereto as Exhibit C (the “Base Plan”). Subject to the terms and conditions of this Agreement, the Supplier shall manufacture and make available for the Purchaser such quantities of the Products as set forth in the Base Plan in accordance with Foundry Specifications and Foundry Designs.

2.2.	In the event the Purchaser fails to purchase from the Supplier more than [*****] of the minimum volume of the Products specified in the Base Plan for any given one month period thereunder due to reasons attributable to the Purchaser, the Purchaser shall pay to the Supplier, as its sole liability therefor, within 30 days after the end of the relevant one month period, by wire transfer of immediately available funds, an amount equal to the product of (a) [*****] per wafer (in case of failure to purchase the Products specified in the Base Plan for any given one month period in 2004) or [*****] per wafer (in case of the failure to purchase the Products specified in the Base Plan for any given one month period in 2005), as applicable, and (b) the volume of such non-purchased Products which is less than [*****] of the minimum volume for the relevant one month period.

2.3	In the event the Supplier fails to supply the Products specified in the Base Plan due to gross negligence, willful misconduct or bad faith of the Supplier in any given one month period provided thereunder, the Supplier shall first supply such non-supplied volume of the Products specified in the Base Plan by the end of the immediately following month period. In the event the Supplier fails to supply such non-supplied volume as provided in the immediately preceding sentence, the Supplier shall pay to the Purchaser, within thirty (30) days after the end of such immediately following month period, by wire transfer of immediately available funds, an amount equal to the product of (a) [*****] per wafer for any given one month period in 2004 and 2005 and (b) the volume of such non-supplied Products for the relevant one month period. Provided, however, that in the event that,

/*****/ = Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

before the Closing Date, the Purchaser fails to load wafers for the manufacturing of the minimum volume of the Products so that the Supplier can supply to the Purchaser the minimum volume of the Products for the first and second months from the Closing Date, the Supplier shall have no responsibility to pay to the Purchaser an amount set forth in this Section 2.3 for failure of supplying the minimum volume of the Products during such two months after the Closing Date.

2.4	By the first Business Day of each calendar month, the Purchaser shall provide the Supplier with a three (3) month rolling forecast, by month, of its estimated requirements of the Products for the following full three (3) calendar month period (specifying the mix of Products being planned) in writing (the “Forecast”). The Parties acknowledge and agree that the Forecast is being provided for reference and planning purposes only, and the actual quantity of Products being ordered and purchased by Purchaser for a particular month shall be as set forth in the applicable Purchaser Order for such month.

Article 3. Ordering Procedures

3.1	The Purchaser shall, from time to time, place to the Supplier purchase orders for the Products (the “Purchase Orders”) based on the Base Plan, which orders shall include the descriptions of the applicable Products, the mix of Products being ordered, the unit price of the Products (the “Unit Price”), quantity, delivery date and other relevant information. Unless otherwise mutually agreed in writing by the Parties, all such Purchase Orders shall be provided to the Supplier at least sixty (60) days prior to the requested delivery date by the Purchaser. Each such Purchase Order placed by the Purchaser shall be deemed to have been accepted by the Supplier unless the Supplier provides a written notice of rejection, amendment or counter-offer of such Purchase Order within two (2) Business Days from its receipt of such Purchase Order.

3.2	Any additional orders of the Products in excess of the quantities set forth in the Base Plan shall be on an individual purchase order basis at prices to be separately negotiated and agreed in writing by the Parties.

Article 4. Pricing

The Unit Price supplied hereunder shall be [*****] for the year 2004, and [*****] for the year 2005, per wafer; provided that if the Supplier’s variable costs for the manufacture and supply of the Products, of which amount and items consisting thereof are specified in Exhibit D, increase or decrease at any time by [*****] or more, then upon mutually satisfactory evidence to both Parties of such increase or decrease provided by either Party, the Unit Price shall be increased or decreased, as applicable, from time to time to reflect such increases or decreases in the Supplier’s variable costs. The Unit Price shall be exclusive of [*****]. The Unit Price shall be on an ex warehouse Supplier’s facility located in C2 Building located at Supplier’s manufacturing facility in Cheongju, Korea (“C2 Building”).

/*****/ = Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

Article 5. Delivery; Acceptance

5.1.	The Supplier shall inspect the Products, prior to each delivery thereof, at the Supplier’s facilities to determine whether the Products meet each of the criteria (the “Supplier Inspection Criteria”) set forth on the “run-sheet” for the Products (the “Run-Sheet”) and, if the Products satisfy all of the Supplier Inspection Criteria, the Supplier shall place a “stamp of approval” on the package in which such Products are to be delivered to Purchaser.

5.2.	Subject to Section 5.1, unless otherwise designated by the Purchaser in writing, delivery shall be ex warehouse Supplier’s facility located in the C2 Building, and the Supplier shall deliver the Products to the Purchaser on or before the delivery date as provided in the relevant Purchase Order or according to such changes made thereto pursuant to Section 3.2. Once the Products are delivered to the Purchaser at Supplier’s facility located in the C2 Building or any other place designated by Purchaser in writing, delivery shall be deemed completed and the title to, and the risk of loss of, the Products shall pass to the Purchaser. The Purchaser may request that the Products be delivered to a location designated by the Purchaser. If the Supplier agrees to deliver the Products to such location designated by the Purchaser, then the Purchaser shall bear all costs and expenses incurred in connection with handling, adequate insurance and transportation of the Products, then the Supplier shall deliver the Products from the Supplier’s facility located in the C2 Building to the location designated by the Purchaser. In the event the Supplier fails to deliver the Products on or before the delivery date as provided in the relevant Purchase Order, or to the location designated by the Purchaser pursuant to this Section 5.2, the Supplier shall pay a delay charge of eight percent (8%) per annum of the total Unit Price of the non-delivered Products per day.

5.3.	Any default or delay by the Supplier in delivering the Products in part under a Purchase Order shall not affect the delivery of the remaining Products under such Purchase Order or any other Purchase Orders, so that the Supplier shall continue to deliver the Products in accordance with the unaffected part of such Purchase Orders.

5.4.	The Supplier shall deliver the Products with a packing list, the stamp of approval placed on each package of the Products delivered to the Purchaser, the Run Sheet and such other documents as separately agreed in writing by the Supplier and the Purchaser.

Article 6. Visual Inspection; Defective Products

Upon completion of the manufacturing process of the Products, the Supplier shall provide a written notice thereof to the Purchaser. After receiving such notice from the Supplier, the Purchaser shall perform a visual inspection of such manufactured Products at C2 Building which will consist of an inspection of the Products to look for obvious damage to the manufactured Products. In the event that any Product is determined to be damaged as a result of such visual inspection by the Purchaser (the “Potentially Defective Products”), the Purchaser shall notify the Supplier of the Potentially Defective Products in writing together with the results of the visual inspection. Immediately after receiving such notice from the Purchaser, the Supplier shall conduct joint examination of the Potentially Defective Products with the Purchaser at C2 Building and confirm whether any of the Potentially Defective Products contains such obvious damage arising from a cause attributable to the Supplier (the “Defective Products”). For the

purpose of the Purchaser’s visual inspection in this Article 6, the Supplier shall provide the Purchaser with sufficient space and assistance as reasonably requested by the Purchaser. Upon the Supplier’s such confirmation, the Purchaser shall return the Defective Products to the Supplier’s facility located in C2 Building at the Supplier’s expense. The Supplier shall, at Purchaser’s option, either: (i) promptly replace the Defective Products and deliver the replacement Products to the Purchaser by no later than the immediately following calendar month and bear the expenses for such replacement of the Defective Products including expenses for all necessary freight, duties, insurance and other costs incidental to such replacement, or (ii) give credit to the Purchaser in the amount of the applicable purchase price for the Defective Products. The Products delivered to the Purchaser shall be deemed to have been accepted by the Purchaser if the Purchaser fails to give such notice of the Potentially Defective Products to the Supplier within two (2) days from the delivery by the Supplier of the Products to the Purchaser. The Parties acknowledge and agree that the Supplier shall immediately destroy all of the Defective Products at its sole expense and shall provide the Purchaser with a written certificate signed by an authorized officer verifying thereof to the reasonable satisfaction to the Purchaser.

Article 7. Payment

On the fifteenth day and the last day of each calendar month (each such day, “Invoice Date”), the Supplier shall invoice the Purchaser in Korean Won for the price of the Products delivered during the period from the immediately preceding Invoice Date (in case of the first Invoice Date after the date hereof, the date hereof) until the immediately preceding date of such Invoice Date (“Invoice Period”) specifying the quantity of Products delivered during the applicable Invoice Period and the price of the Products determined in accordance with Article 4 hereof. The Purchaser shall pay the invoiced amount and the corresponding value added tax amount to the Supplier’s designated account by means of a wire transfer in immediately available funds within thirty (30) days after the receipt of the Supplier’s invoice by the Purchaser. If the Purchaser fails to make any payment due hereunder by the date it is due, the Purchaser shall pay to the Supplier, in addition to the amount of such payment due, a late charge of eight (8%) percent per annum of the outstanding amount, prorated to reflect the pro rata portion of such late charge for the period from the due date of the payment until finally paid. All payments under this Agreement shall be made in Korean Won.

Article 8. Yield

8.1.	The minimum yield per wafer of each Product set forth in Exhibit B attached hereto delivered by the Supplier shall be as follows: (a) for the “128M Sync(C)” Product, the minimum yield per wafer shall be [*****]; and (b) for the “64M Sync(G)” Product, the minimum yield per wafer shall be [*****]. If, as a result of a completed probe-test and wafer sorting by the Purchaser, the actual yield per wafer of any Product (the “Actual Yield”) is determined by the Purchaser to be less than such minimum yield per wafer, the Purchaser shall notify the Supplier thereof in writing along with the detailed result of such probe-testing and wafer sorting within one (1) month from its receipt of the Products. Within three (3) Business Days from the receipt of such notice by the Supplier, the Supplier shall conduct joint test of such Products with the Purchaser at C2 Building and confirm whether the Actual Yield of such Products is less than such minimum yield.

/*****/ = Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

8.2.	In the event that the Actual Yield per wafer is determined by the Purchaser and confirmed by the Supplier to be less than the minimum yield as set forth in Section 8.1 with respect to a particular Product, then the Supplier shall provide additional Products to the Purchaser to make up the difference between the minimum yield and the Actual Yield by supplying the Products, the volume of which is equal to the sum of difference between the minimum yield and the Actual Yield. For the purpose of determination of quantity of such additional Products under this Section 8.2, any fraction that is five-tenths (0.5) or higher shall be rounded up to one (1), and any fraction that is lower than five-tenths (0.5) shall be rounded down to zero (0).

8.3.	In the event that the Actual Yield per wafer of any Product is determined by the Purchaser, and confirmed by the Supplier, to be less than [*****] per wafer or per lot, the relevant Products shall be deemed as Defective Products and shall be subject to the remedies set forth in Article 6 for Defective Products. For the avoidance of doubt, if any Product is determined by the Purchaser to be less than [*****] per lot, all of the Products included in such lot shall be deemed as Defective Products and shall be subject to the remedies set forth in Article 6 for Defective Products.

Article 9. Supplier Representations, Warranties and Covenants

9.1.	The Supplier warrants to the Purchaser that the Products will be free from material defects in materials and workmanship and shall conform to the Foundry Specifications and the Foundry Designs for a period of [*****] following the date of delivery of the Products, provided that in no event shall the Supplier be responsible in any way for any defects arising out of or resulting from the Foundry Specifications, the Foundry Designs or the Licensed Materials.

9.2.	In the event that any Product is found to be defective during such [*****] period as set forth in Section 9.1, the Purchaser shall promptly, but prior to the expiration of such [*****] period, notify the Supplier thereof in writing with a detailed description of the defects for purposes of the Supplier’s inspection. Upon receiving such notice, the Parties shall follow the Return Material Authorization Policy (the “RMA Policy”) set forth in Exhibit E attached hereto and shall take such actions as are set forth in the RMA Policy.

9.3.	Notwithstanding anything to the contrary, the Supplier shall not be liable to the Purchaser or to any third party for any defects in the Products that have been caused by any act or omission of Purchaser, including the Purchaser’s misuse or unauthorized modification or alternation of the Products, or by any defect in the Licensed Materials.

9.4.	The Supplier represents that it has sufficient production capacity for the supply of the Products to the Purchaser and to meet the Purchaser’s needs for the Products as set forth in the Base Plan.

9.5.	EXCEPT FOR THE WARRANTIES SET FORTH IN THIS ARTICLE 9, THE SUPPLIER MAKES NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

/*****/ = Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

Article 10. Purchaser Representations, Warranties and Covenants

Notwithstanding any other provision to the contrary, the Supplier shall not be liable to the Purchaser for any failure of or delay in the performance of any obligations under this Agreement caused by (i) a failure of the Purchaser to provide the Licensed Materials to the Supplier’ (ii) a failure of the Purchaser to be able to use the Licensed Materials due to a claim that the Licensed Materials, or the Supplier’s use of Licensed Materials infringes or violates any rights of any third party(ies); or (iii) a failure of the Licensed Materials to operate in accordance with the then-current documentation for such Licensed Materials.

Article 11. Indemnification

11.1.	Each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party (the “Indemnified Party”) for, and shall pay to the other Party the amount of, any loss, liability, claim, damage excluding indirect, special and consequential damages, expense (including reasonable attorneys’ fees) (collectively, “Damages”), arising from any breach of any representation, warranty, agreement or covenant made by the Indemnifying Party under this Agreement.

11.2.	The Supplier shall defend, indemnify and hold harmless the Purchaser for, and shall pay to the Purchaser the Damages arising from: (a) any claim, suit, proceeding or action brought by any third party against the Purchaser in relation to infringement upon any Intellectual Property rights of such third party; or (b) any claim, suit, proceeding or action brought by any third party under the Product Liability Act of Korea. The Purchaser shall promptly notify the Supplier in writing of such claim, suit, preceeding or action, allow the Supplier to participate in the defense or any related settlement action at the Supplier’s cost, and fully cooperate with the Supplier in such defense or related settlement action.

11.3.	Notwithstanding anything to the contrary contained herein, the Supplier shall not be liable to the Purchaser or any third party for any claim, suit, proceeding or action based upon the Foundry Specifications and/or the Foundry Designs; arising or resulting from a claim that the Licensed Materials, the Supplier’s use of Licensed Materials or exercise of the rights and licenses granted under this Agreement infringes or violates any rights of any third party(ies); or arising or resulting from a failure of the Licensed Materials to operate in accordance with the then-current documentation for such Licensed Materials.

Article 12. Limitation of Liability

DURING THE TERM OF THIS AGREEMENT AND THEREAFTER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES FOR ANY REASON WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING DAMAGES FOR ANY LOSS OF PROFIT, DEATH OF, OR INJURY TO PERSON WITH REGARD TO THE USE OF THE PRODUCTS.

IN NO EVENT SHALL THE LIABILITY OF THE SUPPLIER TO THE PURCHASER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER EXCEED, IN THE AGGREGATE, THE TOTAL FEES PAID BY THE PURCHASER TO THE SUPPLIER FOR THE PARTICULAR SERVICES OR PRODUCT(S) WITH RESPECT TO WHICH SUCH LIABILITY RELATES (OR IN THE CASE OF ANY LIABILITY NOT RELATED TO A PARTICULAR PORTION OF THE SERVICES OR PRODUCT(S), THE TOTAL FEES PAID BY THE PURCHASER TO THE SUPPLIER UNDER THE APPLICABLE PORTION OF THIS AGREEMENT), WHETHER SUCH LIABILITY IS BASED ON AN ACTION IN CONTRACT, WARRANTY, STRICT LIABILITY OR TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE) OR OTHERWISE.

THE PARTIES AGREE THAT THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND NO PROVISION OF THIS AGREEMENT SHALL BE DEEMED TO CONFER UPON ANY OTHER PERSON OR ENTITY ANY REMEDY, CLAIM, LIABILITY, REIMBURSEMENT, CAUSE OF ACTION OR OTHER RIGHT WHATSOEVER. THE RESPECTIVE PARTIES’ ENTIRE LIABILITY UNDER THIS AGREEMENT OR ARISING FROM THE SERVICES AND/OR PRODUCTS PROVIDED HEREUNDER SHALL BE SUBJECT TO THE LIMITATIONS CONTAINED IN THIS ARTICLE 12.

Article 13. Confidentiality

13.1.	During the term of this Agreement and for two (2) years after the termination or expiration of this Agreement, neither Party shall, except as expressly permitted by the terms of this Agreement, disclose to any third party the terms and conditions of this Agreement, the existence of this Agreement and any Confidential Information which either Party obtains from the other Party in connection with this Agreement and/or use such Confidential Information for any purposes whatsoever other than those contemplated hereunder; provided, however, that this Agreement (and its terms and conditions) may be disclosed and filed publicly in connection with a public offering of securities by Supplier or its Affiliates, “Confidential Information” shall mean any and all information including technical data, trade secrets or know-how, disclosed by either Party to the other Party in connection with this Agreement, which are marked as “Proprietary” or “Confidential” or are informed by the other Party, whether written or oral, as confidential.

13.2.	The obligation of confidentiality in Section 13.1 shall not apply to any information that: (a) was known to the other Party without an obligation of confidentiality prior to its receipt thereof from the disclosing Party; (b) is or becomes generally available to the public without breach of this Agreement, other than as a result of a disclosure by the recipient Party, its representatives, its Subsidiary (in case recipient Party is Purchaser) or its Affiliates (in case recipient Party is Supplier) or the representatives of its Subsidiaries or Affiliates, as the case may be, in violation of this Agreement; (c) is rightfully received from a third party with the authority to disclose without obligation of confidentiality and without breach of this Agreement; or (d) is required by law or regulation to be disclosed by a recipient Party or its representatives (including by oral question, interrogatory, subpoena, civil investigative demand or similar process), provided that written notice of any such disclosure shall be provided to the disclosing Party in advance. If it is required to disclose any information pursuant to applicable law in connection with initial public offering of Warrant Issuer or its Subsidiaries in the relevant jurisdiction or receives any demand under lawful process to disclose or provide information of the other Party that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing and providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that receives such request may thereafter disclose or provide information to the minimum extent required by such law or by lawful process.

Article 14. Term and Termination

14.1.	This Agreement shall become effective from the Closing Date and shall continue in full force and effect until August 31, 2005, unless otherwise earlier terminated pursuant to this Agreement, and may be extended by one (1) year by mutual written agreement of the Parties at least ninety (90) days prior to the expiration of the original term (the “Term”).

14.2.	This Agreement may be terminated at any time during the Term of this Agreement by serving a written notice thereof to the other Party upon occurrence of any of following events:

(a)	if the other Party becomes insolvent or a petition under bankruptcy or insolvency law is instituted by or against the other Party and, if instituted against the other Party, such petition is not dismissed within sixty (60) days after its institution;

(b)	by mutual written agreement of both Parties;

(c)	if the other Party makes an assignment for the benefit of creditors or takes any similar action under applicable bankruptcy or insolvency law;

(d)	in the event of a material breach or default by a Party of its obligations hereunder, which default shall not have been cured within thirty (30) days after written notice is provided by the non-breaching Party to the breaching Party; or

(e)	if the other Party is or comes incapable of performing any of its obligations under this Agreement due to an Event of Force Majeure lasting for longer than forty five (45) days.

Article 15. Effect of Termination

15.1.	Except for the termination pursuant to Sections 14.2 (b) or (e), in the event the Supplier is the terminating Party, the Supplier shall have the option, at its sole discretion, to supply all or a portion of the Products for which the Purchase Orders have already been accepted by the Supplier and/or to nullify all or a portion of such accepted Purchase Orders.

15.2.	Except for the termination pursuant to Sections 14.2 (b) or (e), in the event the Purchaser is the terminating Party, the Supplier shall secure the supply of the Products under the same terms and conditions hereof for a period of six (6) months after the date of termination, provided that the Purchaser may, at its sole discretion, cancel all or a portion of the Purchase Orders already made.

15.3.	Upon termination of this Agreement, each Party shall discontinue the use of all Confidential Information provided by the other Party in connection with this Agreement, and shall promptly return to the other Party any and all Confidential Information, including documents originally conveyed to it by the other Party and any copies thereof made thereafter.

15.4.	Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties prior to the termination of this Agreement.

15.5.	Sections 2.2, 2.3 and 19.3 and Articles 11, 12, 13, 15 and 18 shall survive the termination of this Agreement.

15.6	For the purpose of this Article 15, a Party incapable of performing its obligations under this Agreement due to an Event of Force Majeure shall not be construed as a defaulting Party.

Article 16. Force Majeure

Neither Party shall be liable to the other Party for failure of or delay in the performance of any obligations under this Agreement due to causes reasonably beyond its control including: (i) war, fire, insurrections, riots, explosions and inability to obtain raw materials due to then current market situation; (ii) natural disasters and acts of God, such as violent storms, earthquakes, floods, and destruction by lightning; (iii) the intervention of any governmental authority or changes in the relevant laws or regulations which restrict or prohibit either Party’s performance of its obligations under this Agreement or implementation of this Agreement; or (iv) strikes, lock-outs and work-stoppages (each, an “Event of Force Majeure”). Upon the occurrence of an Event of Force Majeure, the affected Party shall notify the other Party as soon as possible of such occurrence, describing the nature of the Event of Force Majeure and the expected duration thereof. Notwithstanding the foregoing, the Purchaser shall be under a continuing obligation to make payments for the Products which have already been supplied to the Purchaser prior to the occurrence of an Event of Force Majeure.

Article 17. Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party will assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party, except that (i) the Supplier may assign its rights hereunder as collateral security to any bona fide financial institution engaged in financing in the ordinary course providing financing to the Warrant Issuer or its Subsidiaries and any of the foregoing financial institutions may assign such rights in connection with a sale of the Supplier in the form then being conducted by the Supplier substantially as an entirety; (ii) the Purchaser and the Supplier each may, upon written notice to the other Party (but without the obligation to obtain the consent of such other Party), assign this Agreement or any of its rights and obligations under this Agreement to any person, entity or organization that succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock, assets or business of such party, all or substantially all of its assets and liabilities or to all or substantially all of the assets and liabilities of the portion of the Party’s business to which the subject of this Agreement relates or of a division of the Supplier, if such person or entity agrees in writing to assume and be bound by all of the relevant obligations of such Party under this Agreement; and (iii) the Supplier may, upon written notice to the Purchaser (but without the obligation to obtain the consent of the Purchaser), assign this Agreement or any of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries of the Warrant Issuer.

Article 18. Governing Law and Dispute Resolution

18.1.	This Agreement shall be governed by and construed in accordance with the laws of Korea without reference to the choice of law principles thereof.

18.2.	The Parties agree that the Parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement by bringing a relevant action in the Seoul District Court located in Seoul, Korea, in addition to any other remedy to which any Party may be entitled at law or in equity. The Parties further agree that any disputes, claims or controversies between the Parties arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement shall be submitted to the exclusive jurisdiction of the Seoul District Court.

Article 19. Miscellaneous

19.1.	Exercise of right. A Party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a Party does not prevent a further exercise of that or of any other right, power or remedy. A failure to exercise a right, power or remedy or a delay in exercising a right, power or remedy by a Party does not prevent such Party from exercising the same right thereafter.

19.2.	Extension; Waiver. At any time during the Term, each of the Purchaser and the Supplier may (a) extend the time for the performance of any of the obligations or other acts of the other or (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Any rights under this Agreement may not be waived except in writing signed by the Party granting the waiver or varied except in writing signed by the Parties.

19.3.	Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed duly given only upon delivery to the Party personally (including by reputable overnight courier service), when telecopied (with confirmation of transmission having been received) during normal business hours or three days after being mailed by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below (or at such other address for a party as shall be specified by such Party by like notice):

If to the Purchaser, to:

Hynix Semiconductor Inc.

Hynix Youngdong Building

891 Daechi-dong, Gangnam-gu

Seoul 135-738, Korea

Attention: Mr. O.C. Kwon

Facsimile: 82-2-3459-5955

If to the Supplier, to:

MagnaChip Semiconductor, Ltd.

1 Hyangjeong-dong

Heungduk-gu

Cheongju City

Chung Cheong Bok-do, Korea

Facsimile: 82-43-270-2134

Attention: Dr. Youm Huh

with a copy to:

Dechert LLP

30 Rockefeller Plaza

New York, NY 10112

Telephone: (212) 698-3500

Facsimile: (212) 698-3599

Attention: Geraldine A. Sinatra, Esq.

                 Sang H. Park, Esq.

19.4.	Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement.

19.5.	Entirety; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written or oral, between the Parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

19.6.	Severability of Provisions. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

19.7.	Amendment and Modification. This Agreement (for the avoidance of doubt, including Exhibits attached hereto) may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

19.8.	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

19.9.	Election of Remedies. Neither the exercise of nor the failure to exercise a right or to give notice of a claim under this Agreement shall constitute an election of remedies or limit any Party in any manner in the enforcement of any other remedies that may be available to such Party, whether at law or in equity.

19.10.	Language. This Agreement is being originally executed in the English language only. In the event that the Parties agree to have a Korean version of this Agreement following signing, this Agreement may be translated into Korean. The Parties acknowledge that the Korean version of this Agreement shall be for reference purposes only, and in the event of any inconsistency between the two texts, the English version shall control.

19.11	Relationship of the Parties. The Supplier shall perform all services hereunder as an independent contractor. This Agreement does not create a fiduciary or agency relationship between the Purchaser and the Supplier, each of which shall be and at all times remain independent companies for all purposes hereunder. Nothing in this Agreement is intended to make either Party a general or special agent, joint venturer, partner or employee of the other for any purpose.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representatives as of the date first above written.

Hynix Semiconductor Inc.

By:
Name:
Title:

MagnaChip Semiconductor, Ltd.

By:
Name:
Title: